Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION ANNOUNCES PRIVATE OFFERING OF
$400 MILLION SENIOR UNSECURED NOTES

LAKE ZURICH, ILLINOIS, December 8, 2016 - ACCO Brands Corporation (NYSE: ACCO), one of the world's largest designers, marketers and manufacturers of branded business, academic and consumer products, today announced a private offering of $400 million of senior unsecured notes due 2024. The company intends to use the proceeds from the offering, together with borrowings under its revolving credit facility and cash on hand, to redeem all of its 6.75% Senior Unsecured Notes due April 2020 and to pay fees and expenses related to the offering. The redemption of the existing notes is conditioned on completion of the offering of the new notes.

The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and outside of the United States, only to non-U.S. investors pursuant to Regulation S. The notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum. This press release is for informational purposes only and does not constitute a notice of redemption.

About ACCO Brands Corporation

ACCO Brands Corporation is one of the world's largest designers, marketers and manufacturers of branded business, academic and consumer products. Our widely recognized brands include Artline®, AT-A-GLANCE®, Derwent®, Five Star®, GBC®, Hilroy®, Kensington®, Mead®, Quartet®, Rexel®, Swingline®, Tilibra®, Wilson Jones® and many others. Our products are sold in more than 100 countries around the world.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place undue reliance on these statements. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. These statements include the company’s intention to complete the offering and to redeem the existing notes. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the offering of Notes will be effected or the terms upon which it will be consummated. In particular, our ability to complete the offering and the redemption are subject to general market and other conditions and there are no assurances that the financing transactions will be completed on terms favorable to the company or at all. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

Rich Nelson            Jennifer Rice
Media Relations        Investor Relations
(847) 796-4059        (847) 796-4320

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